Exhibit 4.4

AMENDMENT NO. 2

TO THE

REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of November 28, 2011, to the Registration Rights Agreement, dated as of December 22, 2010, as amended on March 23, 2011 (the “Registration Rights Agreement”), by and among North American Financial Holdings, Inc. (together with any successor entity thereto, the “Company”), FBR Capital Markets & Co., Crestview-NAFH LLC, and the other parties thereto. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Registration Rights Agreement.

WHEREAS, Section 11(b) of the Registration Rights Agreement provides for the amendment of the Registration Rights Agreement in accordance with the terms set forth therein; and

WHEREAS, Holders beneficially owning a majority of the outstanding Registrable Shares (excluding Registrable Shares that are owned, directly or indirectly, by an Affiliate of the Company (other than the Lead Investor)) have consented in writing to the adoption of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

AMENDMENTS TO REGISTRATION RIGHTS AGREEMENT

Section 1.1 Section 2(a); Mandatory Shelf Registration. The first sentence of Section 2(a) of the Registration Rights Agreement shall be replaced and as amended shall read in its entirety as follows: “As set forth in Section 5 hereof, the Company agrees to file with the Commission as soon as reasonably practicable (but in no event later than June 30, 2012) a shelf Registration Statement on Form S-1 or such other form under the Securities Act then available to the Company providing for the resale of any Registrable Shares pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”).”

Section 1.2 Section 2(f); Executive Bonus. The first sentence of Section 2(f) of the Registration Rights Agreement shall be replaced and as amended shall read in its entirety as follows: “If the Company does not file a Registration Statement registering the resale of the Registrable Shares before June 30, 2012, other than as a result of the Commission being unable to accept such filing (a “Registration Default”), then, each of R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner, if employed by the Company and owed a performance bonus, shall immediately forfeit 50%, and shall thereafter forfeit an additional 10% for each month the Registration Default continues, of any performance bonus that would otherwise be payable to him during that fiscal year (or to which he became entitled as a result of performance during that fiscal year), whether under an employment agreement with the Company, a bonus plan or any other bonus arrangement, including any bonus compensation for which payment would otherwise be deferred until after that fiscal year.”

Section 1.3 Section 8; Market Stand-off Agreement. The first sentence of Section 8 of the Registration Rights Agreement shall be replaced and as amended shall read in its entirety as follows:

Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any Registrable Shares then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for a period of one hundred and eighty (180) days following the effective date of an IPO Registration Statement of the Company filed under the Securities Act; provided, however, that:

(a) the restrictions above shall not apply to (i) Registrable Shares sold pursuant to the IPO Registration Statement, (ii) shares of common stock purchased by such Holder in such initial public offering and (iii) shares of common stock purchased by such Holder following the completion of such initial public offering;

(b) all executive officers and directors of the Company then holding shares of Common Stock of the Company or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company enter into similar agreements;

(c) the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements (with such proportion being determined by dividing the number of shares being released with respect to such officer or director by the total number of issued and outstanding shares held by such officer or director); provided, that nothing in this Section 8(c) shall be construed as a right to proportionate release for the executive officers and directors of the Company upon the expiration of the one hundred and eighty (180) day period applicable to all Holders other than the executive officers and directors of the Company; and

(d) this Section 8 shall not be applicable if a Shelf Registration Statement of the Company filed under the Securities Act has been declared effective prior to the filing of an IPO Registration Statement.

ARTICLE II

MISCELLANEOUS

Section 2.1 No Further Amendment. Except as expressly amended hereby, the Registration Rights Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Registration Rights Agreement or any of the documents referred to therein.

Section 2.2 Effect of Amendment. This Amendment shall form a part of the Registration Rights Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Registration Rights Agreement shall be deemed a reference to the Registration Rights Agreement as amended hereby.

Section 2.3 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 2.4 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party hereto as of the date first above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
By:	/s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: Chief Financial Officer

Signature Page to Amendment No. 2 to Registration Rights Agreement